UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of
1934

Report for Event: September 12, 1996

GOOD TIMES RESTAURANTS INC.
(Exact name of registrant as specified in its charter)

Nevada               0-18590             84-1133368
(State or other     (Commission         (IRS Employer
jurisdiction of      File No.)           Identification No.)
incorporation)

8620 Wolff Court, Suite 330, Westminster, CO 80030
(Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code:
(303) 427-4221

Not applicable
(Former name and address)

Item 1.  Changes in Control of Registrant

Not applicable.

Item 2.  Acquisition or Disposition of Assets

Not applicable.

Item 3.  Bankruptcy or Receivership

Not applicable.

Item 4.  Changes in Registrant's Certifying Accountant

Not applicable.

Item 5.  Other Events

On October 1, 1996, the Registrant closed the first installment of the sale of an aggregate of one million shares Series A Convertible Preferred Stock ("Series A Preferred Stock") to The Bailey Company ("Bailey") pursuant to the Series A Convertible Preferred Stock Purchase Agreement dated as of May 31, 1996, as amended (the "Purchase Agreement"). The aggregate purchase price for the one million shares of Series A Preferred Stock is $1 million.

The first installment sale was for 500,000 shares in consideration of $250,000 cash and the cancellation of a promissory note of the Registrant payable to Bailey in the amount of $250,000 arising out of a loan in that amount made by Bailey to the Registrant on March 1, 1996. The second installment of 250,000 shares will occur on January 1, 1996, in consideration of $250,000 cash and the third installment of 250,000 shares will occur on April 1, 1996, in consideration of $250,000 cash. The Registrant intends to use the funds received for the development of additional Good Times restaurants.

The Series A Preferred Stock was authorized by the stockholders of the Company at a special meeting held September 12, 1996. At such meeting, the stockholders approved an amendment to the Registrant's Articles of Incorporation (the "Amendment") authorizing five million shares of preferred stock, $.01 par value. One million of such shares are designated as Series A Preferred Stock with rights, designations, powers, preferences and restrictions set forth in the Amendment. The remaining four million shares may be issued from time to time in one or more series, as determined by the Board of Directors, subject to certain restrictions described below.

The holders of the Series A Preferred Stock are entitled to a dividend of $.08 per share per annum, payable at the option of the holder in cash or in Common Stock of the Registrant, valued for such purpose at 75 percent of the average market value of the Common Stock for the fourteen trading days preceding the dividend payment date. The one million shares of Series A Preferred Stock are convertible into a maximum of 2,133,333 shares of Common Stock in staggered intervals beginning October 1, 1997. The shares of Series A Preferred Stock are entitled to vote together with the Common Stock to the extent that such shares are convertible into Common Stock at the time of the vote. The Registrant may redeem the outstanding Series A Preferred Stock upon at least thirty days written notice at any time after October 1, 1998 by paying to the holders the original purchase price plus any accrued but unpaid dividends. The Registrant also has, in effect, a right of first refusal to purchase any shares of Series A Preferred Stock offered by Bailey to a third party on the same terms and conditions as those offered to such third party.

The holders of the Series A Preferred Stock also have the right to elect two Directors to the Board of Directors, one of which will have the right to serve as Chairman of the Board. In addition, the number of Directors of the Registrant may not be increased above seven without the approval of the holders of two-thirds of the shares of Series A Preferred Stock. In anticipation of the issuance of the Series A Preferred Stock, Mr.
B. Edwin Massey resigned as a Director of the Registrant effective June 5, 1996. Bailey has indicated its intention to elect David Bailey and Geoffrey Bailey to the Board of Directors. Each of these men has extensive experience in the operation of fast food restaurants. Upon such election, the Board of Directors of the Registrant will consist of seven directors.

The holders of the Series A Preferred Stock have certain demand and "piggyback" registration rights with respect to the shares of Common Stock acquired by conversion of the Series A Preferred Stock. The Purchase Agreement also grants to Bailey a right of participation, with certain exceptions, in any future equity offerings of the Registrant on the same terms as those offered to others to the extent necessary to preserve Bailey's proportionate equity interest in the Registrant represented by the Series A Preferred Stock and the Common Stock issued upon conversion of the Series A Preferred Stock. In addition, the Board of Directors may not authorize the issuance of additional shares of preferred stock without the concurrence of Bailey so long as Bailey holds two-thirds of the Series A Preferred Stock and/or the Common Stock acquired by the conversion thereof.

Item 6.  Resignations of Registrant's Directors

Not applicable.

Item 7.  Financial Statements and Exhibits.

Not applicable.

Item 8.  Change in Fiscal Year

Not applicable.


                     SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   GOOD TIMES RESTAURANTS INC.


Date: October 14, 1996             By:  /s/ Boyd E. Hoback
                                        Boyd E. Hoback
                                        Its: Chief Executive
                                             Officer and
                                             President